SHARED SERVICES AGREEMENT
                           -------------------------

         THIS SHARED SERVICES AGREEMENT (the "Services Agreement") is entered into as of April 7, 2000, by and between Teamstaff, Inc., a New Jersey corporation ("Client"), and Outsource International, Inc., a Florida corporation ("OSI").

         WHEREAS, Client and Outsource have entered into an Asset Purchase Agreement of even date herewith ("Asset Purchase Agreement") which, among other things, provides for the purchase by Client of certain assets of the Professional Employer Organization ("PEO") business of Outsource operated under the tradename "Synadyne" upon the terms and conditions contained therein,

         WHEREAS, Client desires, and OSI has agreed to provide, certain back-office and client servicing services to Client for an interim period beginning on the date hereof as a result of the purchase by Client of certain assets of the Synadyne PEO business; and

         WHEREAS, Client and OSI desire to set forth herein the terms under which the services will be provided.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1        DEFINITIONS

1.1 All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement

2        SERVICES

2.1 Nature of Services. It is the intention of the parties hereto that OSI shall provide, to and on behalf of Client during the term hereof, those services listed in Exhibit A, attached hereto, with respect to the Acquired Assets, which services were rendered by OSI prior to the Closing Date (the "Services"). OSI agrees during the term of this Agreement to provide the Services in accordance with the standard of performance set forth in Section 1.3 below. Any services not specifically described in Exhibit "A" are not included in the definition of "Services", including, but not limited to OSI computer repair and maintenance, workers compensation services, unemployment services, legal services, executive services, and others. OSI acknowledges that Client may request, in writing, from time to time, that OSI provide other services that may be desired by Client to operate the Acquired Assets, so long as OSI provided such other services to the Acquired Assets prior to the date hereof. Any such additional services shall be performed at a cost that is mutually agreed upon by Client and OSI. In the event that following the Closing Date, a service not otherwise set forth on Exhibit A is deemed necessary by Client and was performed by OSI prior to the Closing Date, then Exhibit A shall be mutually amended to include such services so long as both parties agree on the costs to be incurred by Client for such services, and so long as the resources exist at OSI to provide such services after the closing date.

2.2 Standard of Performance. OSI will devote commercially reasonable efforts to deliver the same standard of performance as OSI delivered in connection with its operation of the Acquired Assets. Client may, from time to time, evaluate and review OSI's performance hereunder, and OSI will cooperate in any such evaluation and review. In all matters relating to the performance of this Services Agreement, OSI and Client shall comply with all applicable federal, state, and local laws, rules, and regulations.

2.3 Scope of Services. During the term hereof, OSI shall devote such resources as are necessary for the delivery of the Services, in accordance with the standard of performance set forth in Section 2.2 above.

2.4 Insurance Coverage. OSI shall maintain appropriate insurance coverage for the Services being provided during the duration of this Agreement, in accordance with the standards of performance set forth in Section 2.2 above.

2.5 Qualifications. All persons assigned to perform the Services shall have adequate education, experience, training, skills, expertise and knowledge relating to the Services being performed by them. Notwithstanding any other provision within this Agreement, employee assignments shall be made to assure consistent and continued delivery of Services and to ensure prompt availability and accessibility of individual OSI personnel in accordance with the standard of performance set forth in Section 2.2 above.

2.6 Required Personnel. OSI shall designate at least one employee, who shall be satisfactory to Client, who shall be the primary contact with respect to the Services. Such designee shall be responsible for ensuring that Client's requests and the Services are available to Client in accordance with Exhibit A. In addition, such designee shall coordinate with Client to ensure that Client has access, as defined herein, to all computer systems, software and hardware that are required in connection with the delivery of the Services.

3        COMPENSATION

3.1 Fees and Expenses. For and in consideration of the Services to be provided by OSI, and subject to the limitations set forth below, Client shall pay to OSI the fees and costs described in Exhibit A attached hereto and described in further detail in Exhibit B attached hereto. In addition to the fees and costs described in Exhibit A (a) Client shall reimburse OSI (subject to Client's prior consent if an individual expense is expected to exceed $2,000.00) for all out-of-pocket costs reasonably and directly incurred by OSI to third parties (other than Affiliates of OSI) as a result of the performance of the Services in the ordinary course of business; (b) Client will reimburse OSI for all telephone and data charges, at cost related to its operating system, incurred by OSI on behalf of Client resulting from Client's use of the OSI/Synadyne system; and (c) Client will reimburse OSI for its services in exporting and transitioning Client' data to its operating system(s) at a cost to be mutually determined as such services are more particularly determined, depending on the individual performing the services on behalf of OSI. If non-OSI resources are used, the vendor rate and costs will be passed directly to Client, at no profit to OSI. After the Closing, OSI and Client will meet and agree on a scope of work, a cost estimate and the timing of performance of the work.

3.2 Payment Procedures. Throughout the term of this Agreement, OSI may submit one or more requests for payment hereunder to Client. All such requests shall be accompanied by a detailed itemization of all amounts for which OSI requests payment and such other detail as Client may reasonably request. Client shall make payments for out of pocket expenses references in 3.1 above within thirty
(30) days of receiving OSI's request for payment and all required accompanying documentation; and within fifteen days (15) for Services.

3.3 Taxes. Neither federal, state, nor local income or payroll tax of any kind shall be withheld or paid by Client on behalf of OSI, and OSI agrees to be responsible for all taxes and similar payments arising out of its activities contemplated by this Agreement, including, without limitation, federal, state, and local income tax, social security tax, self-employment tax, unemployment insurance tax, and all other taxes, fees, and withholdings. OSI agrees to indemnify and hold harmless Client from and against any liability, obligation, claim, cause of action, damage, interest, penalty, cost, or expense (including attorneys' fees) Client may incur as a result of any taxes, fees, penalties, or interest assessed against Client relating to payments to OSI hereunder.

4        TERM AND TERMINATION

4.1 Term. The term of this Agreement shall commence on the Closing Date and terminate on July 31, 2000 (the "Termination Date"), unless sooner terminated pursuant to the provisions hereof. The right to terminate this Agreement is separate from the right of Client to terminate the Services pursuant to Section
5.3 hereof; provided, however, that OSI shall not be required to perform any of the Services beyond the Termination Date.

5        Termination.

5.1 Termination of Agreement by OSI. OSI may terminate this Agreement prior to July 31, 2000 based on failure to pay an invoice for services rendered. OSI shall provide fifteen (15) days prior written notice of the effective date of any such termination. Client may avoid a termination for failure to pay by paying all amounts due and owing less any amounts in contention, within that fifteen (15) day notice period.

5.2 Termination of Agreement by Client. Client may terminate this Agreement upon fifteen (15) days prior written notice to OSI. In addition, in the event that OSI files for bankruptcy protection or becomes subject to an involuntary bankruptcy proceeding, this Agreement may be terminated immediately by Client upon delivery of written notice to OSI. In the event that, as a result of its financial condition, OSI fails to materially perform the Services hereunder, Client may immediately terminate this Agreement upon one (1) day's written notice.

5.3 Termination of Service(s). Client may terminate one or more of the services provided herein at any time. To the extent a Service is terminated, the terms of this Agreement shall no longer be applicable with regard to such Service. Notwithstanding any other provision hereof, Client shall provide fifteen (15) days' prior written notice to OSI if at any time it wishes to terminate any of the individual Services. An adjustment in fees shall be agreed upon by the parties to reflect any reduction in Services. Any such reduction shall be based on the detailed cost information contained in Exhibit B attached hereto.

5.4 Cooperation. Upon receiving notice of the termination of this Agreement or any Service hereunder, OSI shall cooperate with Client in terminating the relevant Services. Any costs associated with such transition that are incurred by OSI, including training expense, shall be the sole responsibility of Client.

6        INDEMNIFICATION

6.1 Indemnification by OSI. OSI shall indemnify, defend and hold harmless Client, and its directors, officers, employees, and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by OSI or its agents, employees, representatives or contractors under this Agreement. OSI shall not be liable for consequential, special or punitive damages under this indemnification; provided, however, that in the event it is established in a final, non-appealable judgment that OSI committed intentional misconduct in the performance of services required hereunder, then Client shall be entitled to seek consequential damages.

6.2 Indemnification by Client. Client shall indemnify, defend and hold harmless OSI, and its directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by Client or its agents, employees, representatives or contractors (other than OSI) under this Agreement. Client shall not be liable for consequential, special or punitive damages under this indemnification; provided, however, that in the event it is established in a final, non-appealable judgment that Client committed intentional misconduct in the performance of services required hereunder, then OSI shall be entitled to seek consequential damages.

6.3. Procedure. The procedure for seeking indemnification under this Agreement shall be governed by and implemented in accordance with Sections 8.1, 8.2 and
8.5 of the Purchase Agreement.

7        MISCELLANEOUS

7.1 Non-Waiver. No failure of any party to exercise any power or right under this Agreement or to insist on compliance with any obligation under this Agreement, and no custom or practice of any other party that varies from the terms of this Agreement, shall waive the right of the first party to demand full compliance with this Agreement.

7.2 Severability. In the event any court holds one or more clauses of this Agreement void or unenforceable, OSI and Client shall treat that clause or those clauses as separate and shall treat the remainder of this Agreement as valid and in full force and effect. The terms of this Agreement shall be equitably adjusted to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses. Should any term of this Agreement be considered void or inconsistent with Florida law, then such term shall be void and any inconsistency shall be construed and governed by Florida law to the extent the term is void or inconsistent.

7.3 Governing Law. This Agreement shall be interpreted in accordance with the laws of Florida applicable to contracts made and performed (or as if they were made and performed) entirely in Florida.

7.4 Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties regarding the subject matter hereof, is a complete, exclusive statement thereof, and supersedes any and all prior or contemporary agreements and understandings.

7.5 Notice. Any notice or other communication required to be given pursuant to this Services Agreement shall be deemed duly given if delivered personally or by overnight delivery service or marked by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the relevant party at its address and facsimile number as follows:

--------------------------------------------------------------------------------
To the Buyer                                  To the Seller
--------------------------------------------------------------------------------
Mr. Kenneth J. Jankowski                      Mr. Scott R. Francis
Senior V.P. & COO                             Chief Financial Officer
TeamStaff, Inc.                               Outsource International, Inc.
1211 N. Westshore Boulevard                   1144 E. Newport Center Drive
Tampa, FL 33067                               Deerfield Beach, FL 33442
Facsimile: (813) 289-0352                     Facsimile: (954) 418-6191
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
With a copy to:                               With a copy to:
--------------------------------------------------------------------------------
Mr. Brian Daughney, Esq.                      Donn A. Beloff, Esq.
                                              Akerman, Senterfitt & Edison, P.A.
Goldstein & DiGioia LLP                       450 East Las Olas Boulevard
369 Lexington Ave                             Suite 950
New York, NY 10017                            Fort Lauderdale, FL 33301
Facsimile: (212) 557-0295                     Facsimile: (954) 463-2224

--------------------------------------------------------------------------------

or to such other address or facsimile number as any party may provide to the other party in writing. All such notices and other communications shall be effective on the date of delivery, mailing, or facsimile transmission, as the case may be.

         7.6 Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

         7.7 Assignment. Neither party shall assign, in whole or in part, any of its rights, obligations or benefits under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         7.8 Survival. The provisions of Section 5 and Section 6 of this Agreement shall survive the expiration or termination of this Agreement, and shall be enforceable thereafter to the full extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the day and year first above written.

                                           OUTSOURCE INTERNATIONAL, INC.

                                           By: /s/ Jon H. Peterson
                                           -----------------------------------
                                           Name: Jon H. Peterson
                                           Title: Vice President and Treasurer

                                           ________________, INC.

                                           By: /s/ Donald W. Kappauf
                                           -----------------------------------
                                           Name: Donald W. Kappauf
                                           --------------------------------
                                           Title: President & CEO
                                           --------------------------------

                     EXHIBIT A TO SHARED SERVICES AGREEMENT

                            DESCRIPTION OF SERVICES

Outsource will provide only the following Services to the Client as described in greater detail below. Any service not specified is excluded:

o As discussed more fully herein, certain accounting support services including: billing reconciliation and posting; cash receipt application; and accounts receivable and GL maintenance (Client is responsible for actual account receivable collection activity).

o Use of the Davison system and all other software licenses as specified to provide continued PEO services to clients. Although the term of the Shared Services Agreement is only 120 days, OSI will keep all core MIS systems and services operating for 180 days following the closing. So long as OSI continues to provide the Synadyne Technology Hosting Services referenced herein for such 180 day period, then Client will continue to pay the associated monthly charge for such services. In the event that OSI, as a result of bankruptcy or insolvency, is unable to provide such core MIS systems and services, OSI or any successor or assignee, to the extent permitted by law, shall allow Client complete access to such systems in order for Client to conduct its business and service accounts.

o Information Services-use of specified technology infrastructure as described herein.

o    Outsource will not provide any of the following Services to the Client:

     o    Executive
     o    Legal Services
     o Credit-will not determine business to accept or reject or determine pricing thereof.
     o    Unemployment
     o    Select treasury or cash management services
     o Accounts payable (except to provide pre-paids and cut over issues, reconciliations and bill backs)
     o    Training services
     o    Human Resource Services
     o    Benefits Administration
     o Payroll and client service team administration and resolution of issues with clients
     o    Risk Management
     o Information Services, except technology infrastructure specifically as defined and detailed below

Accounting and Finance
----------------------

To be provided at a cost of $ 22,004.64 PER MONTH

1. All Services specified above will be delivered in the same manner as previously furnished to Synadyne during the period preceding the sale, and consistent with past practices and at the same or similar level of support.

2. OSI will not be responsible for the accuracy or timeliness of the entry of data into the Davison system or any other system by Client and their employees. If inaccurate or untimely information is processed, OSI is not responsible for any such errors or the subsequent impact to Client's business created by such errors and omissions.

3. If any of the systems experience operating difficulties, OSI will use best efforts to remedy such operating issues. Client agrees that OSI shall not have any liability for such operating difficulties, or their impact on the Client or Services provided above, unless due to OSI's gross negligence. Notwithstanding anything contained in the Shared Services Agreement to which this Exhibit A is attached, Client acknowledges that OSI has made no representations, warranties or covenants of any kind, express or implied, as to the design, condition or performance of any of the systems utilized by the Client, their merchantability or fitness for a particular purpose.

3.a OSI will provide a weekly written report describing any and all system or facility level changes that are planned for the period ending July 31, 2000 that will impact the Acquired Assets. Client will notify OSI in advance of any changes that it intends to make with respect to the Acquired Assets.

3.b OSI will provide a weekly written (email) summary of all planned MIS changes that will impact the Acquired Assets.

4. OSI is not responsible for funding Client's payroll accounts or payroll tax deposits, nor responsible for any operating deficiencies created by Client's failure to adequately or timely fund such accounts. Client will provide payroll and depository account information to OSI no later than three (3) days before Effective Date, in order that the Davison software may be updated no later than three (3) days after the closing date with Client banking data.


     All billing activity related to Client's accounts generated by the Davison software will be reconciled and posted to the Masterpack AR subsidiary ledger in a separate "company" from the OSI AR detail activity. There is a 36-hour lag for activity to be posted in Masterpack (i.e. items invoiced in Davison on Monday will show posted to the Masterpack AR by Wednesday in the
     AM). The invoice file (electronic "Merged Credit File") shall be matched against the Davison detail prior to posting. Cash receipts of all types (ACH, wire, credit card and checks) will be posted by OSI to the Client AR subsidiary ledger in Masterpack as each deposit is reconciled by OSI, provided necessary information is received from Client. Client will provide a separate lockbox or other depository account wherein all customer payments shall be deposited. Client will provide detail receipt activity and/or provide OSI Cash Management personnel with access to depository transaction detail on a daily basis so cash receipts may be posted timely. Subsequent to successful posting of cash receipts via the electronic cash receipt process, cash belonging to Client but received by OSI in its lockbox account will be electronically transferred to Client daily via ACH.

6. OSI currently receives electronic data from its banks and their lock boxes to allow OSI to electronically post collections activity to the accounts receivable reports. Client must provide OSI, at its option, with daily electronic data files including collection activity and information from, but not limited to, its lock boxes, offices or any other collection sites for accounts receivable to allow OSI to apply cash receipts on a timely basis.

7. OSI will provide initial accounting closing services to Client. Client GL activity will be agreed and balanced to subsidiary ledger detail on a monthly basis, consistent with past practices of OSI. All reconciliation detail will be provided to Client on a monthly basis, consistent with past practices of OSI. OSI will electronically transmit the GL data to Client on a monthly basis, consistent with past practices of OSI. The client will be able to access their daily data via the client profitability report available in the Davison system. All adjustments and true-ups will be performed by Client in its GL. No adjustments or true-ups will be performed by OSI for Client activity although OSI will advise Client upon request. GL accounts that will be maintained include but are not limited to Revenue, Trade Payroll, Payroll Taxes, Trade Benefits, and other Trade Cost of Revenue.

8. OSI will provide a daily electronic aging report with respect to the Clients' account receivables for the Client consistent with past practices of OSI. Client will be provided with inquiry only access to all client's customer files in Masterpack at all times.

9. OSI will provide reasonable and necessary information relating to payroll, accounts receivable and billing consistent with its past practices in preparing its own financial statements to enable Client to prepare its own financial statements.

10. Client is responsible for providing and paying for all operating stock supplies required for OSI to provide the above Services, including but not limited to: check stock, invoice stock, envelopes, necessary to provide the Services specified above. OSI will work with Client to provide reasonable access to OSI's vendors who supply such supplies, and allow Client to, at their sole cost and expense, to modify such supplies as to (but not limited to) the company name and affiliation, addresses, if appropriate, and return addressees and lock box remittance directions, and to purchase such necessary supplies in the quantities determined by Client, thereby allowing OSI to provide such Service to Client for the Client's offices. Client can make changes to forms and supplies, but only to the extent that the Davison system, the payroll and billing system will function as presently configured without any system modifications.

11. Client acknowledges that the frame relay connection to UNIX host is provided by MCI. OSI specifically disclaims any liability or responsibility for any business interruption whatsoever caused by or related to MCI or any other telecommunications provider, or its inability to provide the required service. OSI will provide vendor names, phone numbers, and escalation procedures for handling all MIS and building level services during the term of the agreement.

12. The OSI designee who serves as its primary contact with Client regarding technology shall be available to Client on a priority basis. Such designee shall coordinate with Client in order to ensure that Client is able to obtain all necessary services to service its customer accounts during normal business hours of operation, and via pager on weekends and nights.

13. OSI will assist, with best efforts, in training Client's A/R clerk in the process OSI's accounts receivable process consistent with past practices of OSI.

Synadyne Technology Hosting Services
------------------------------------

To be provided at a cost of $ 13,207.00 PER MONTH
Plus a one-time charge to be paid by Client for the Unidata usage permit estimated to be $24,125

         OSI will provide "hosting services" for Synadyne's information technology infrastructure during the Transition Period as described herein. These hosting services will consist of providing and maintaining the following Processing Hardware and Operational Software, plus the Services listed. Client will be responsible for all direct costs associated with phone, line and data charges, plus other non-itemized functions and expenses.

During the relocation of OSI's headquarter's building, OSI will manage the physical relocation of the Processing Hardware, Operational Software and all of Synadyne's PC, Printers and other support technology to the new facility. The relocation will be performed over a designated weekend beginning no earlier then noon on the _____________before the move date. OSI will use all commercially reasonable efforts to provide that Client will have full operational access to its information technology infrastructure no later the noon on the Monday immediately following the move. Notwithstanding any other statement or limitation on liability provided for in this shared service agreement, OSI shall be liable for damages (defined only as the inability to process payroll) equal to $5,000 per day in the event that Client's operations are disrupted as a result of OSI's relocation.

Schedule of Service Availability

All Processing Hardware, Operational Software, and network facilities necessary for the operation of the business are expected to be available for use on a 24 hour by 7 day basis inclusive of holidays with the exception of routine maintenance and data back-up requirements. OSI is not authorized to shut down (excluding emergency shutdown situations) any systems without explicit prior approval from the Client.

Physical Access to Data Center

Client IT personnel shall have authorized access to all Processing Hardware, Operational Software, and network facilities located in the OSI data center solely for the purposes of inspecting such systems required for operating the PEO business, and only in the presence of an OSI representative. Client will provide advanced notice of such requirements to the appropriate OSI data center personnel prior to access. Client will not conduct any activities which are intrusive or invasive to the Processing Hardware, Operational Software, and network facilities located in the OSI data center.

The term "Processing Hardware" as used herein, shall mean the following hardware

- Oscar Server - HP RISC class machine, UNIX operating system
- Syn-server - Intel processor, NT operating system
- Web server - Intel processor, NT operating system
- Mail Server - Intel processor, NT operating system
- Telephone PBX including ACD and Voice mail
- Communications infrastructure (FRAME, dial-in, etc.)
  UPS support for the core operation servers and phones. The term "Operational Software" as used herein, shall mean the following software

- OSCAR (core HRIS operations system with payroll, benefits, tax calculations, invoicing etc.)
- Masterpack (Financial system including AR, GL, AP)

- Vertex (tax calculation)
- Unidata (Ardent DBMS)**                         SB Client (DBMS client)
- ACH (bank settlement) Novell Netware
- MS-Windows/MS-Office                            Telemagic (client management)*
- IC Verify (credit card processing)              Paytrain (payroll training)
- Cognos/Impromptu (data analysis)*               Email (Groupwise)
- Right FAX (FAX server)                          Performance Now
     Note: * indicates only partially installed at this time and not operational. ** indicates billed separately and paid for by Client

The term "Services" as used herein, shall mean the following services

- Availability Assurance for UNIX, Unidata and Novell
- UNIX Administration (including user-id, passwords, DASD, etc.)
- Security Administration
- Nightly database backups
- Installation, Moves and Changes (IMACS) for PC and related hardware
- Unidata Administration
  - User-id, password setup and maintenance
  - File sizing and management
  - Application cataloging
  - Environment administration
- Level 1 (work stoppage) program support for OSCAR, Vertex, IC Verify,
  RightFAX
- Application management (cataloging, source code administration, PRC, etc) for OSCAR
- Application programmer training for Synadyne's programmer
- Novell Administration, including Groupwise
- Disaster Recovery services
- Internet access
- Voicemail administration
- Internet site maintenance (continuing availability of the site with no content changes)

Client retains ownership of all Synadyne Domain Names and related Internet addressing schemes that support the PEO operation. All costs associated with hardware leases, software licenses or other maintenance contracts will either be direct pass throughs as incurred or as part of the monthly fee for services

EXHIBIT B TO SHARED SERVICES AGREEMENT

OSI Shared Services Finance and Accounting Costs
------------------------------------------------

                   Hrly Rate       Monthly Hrs    % Effort     Overhead Rate    $ Cost Per Month
Cash App            $13.48           160             100%           140%          $ 3,019.52
Cash App            $10.07           160             100%           140%          $ 2,255.68
Acctg               $20.67           160              50%           140%          $ 2,315.39
Cash Mgnt           $14.42           160              50%           140%          $ 1,615.04
Mgnt                $49.04           160             100%           140%          $10,984.62
AR                  $13.50           160              50%           140%          $ 1,512.00
AP                  $13.50           160              10%           140%          $   302.40
                                                                                 -----------
                                                                   Total          $22,004.64

Assumptions:
1) Current Cash Application level is two people full time. Expect the same effort through duration of shared services agreement.
2) Accounting will be reduced to about one half the current resource 3) Cash Management is currently 50% of one body. Daily cash reconciliation will keep effort at current effort.
3) Accounts Receivable significant input regarding daily true-ups of Accounts Receivable and training of Client's clerk.
4) Management effort is John Leavitt over the duration of the agreement.
5) AP is 10% of one person to work through cut over issues first week of April
6) Overhead is 40% for benefits and supplies.

EXHIBIT B TO SHARED

SERVICES AGREEMENT

            OSI Information Services Infrastructure Shared Services
            -------------------------------------------------------

                                                                      ANNUAL                             MONTHLY
                                                                     --------------------------------------------
          Davison SW Maintenance                      $ 30,000       $ 30,000                            $ 2,500

Additional Technology

          Unix Host for OSCAR                         $  7,000
          File Sharing                                $    800
          GroupWise Server (Email)                    $    800
          WEB Server (NT)                             $    800
          Fax Server                                  $    800
          Vertex Tax Updates                          $  4,890
          Unidata Database                            $  6,500
          Performance Now HR SW                       $  1,500
          MP Financial SW                             $  7,500
          Unix Administration                         $ 35,395
          NT Administration                           $ 13,000
          Desktop Support                             $  4,700
          GroupWise Support                           $ 13,000
          Telecom Administration                      $ 10,000
          Off-site Backup Storage                     $    700
          Warm-site DR Resource                       $ 12,700
          WOTC / Frick Programming (SUTA)             $  4,800
          Telemagic Support                           $  3,600       $ 128,485                           $ 10,707
                                               ---------------                                          ---------
                                   Total              $128,485                                           $ 13,207

          PLUS
          --------------------------------------
          Unidata platform with Ardent
          (usage/license)

to be paid by Buyer in one lump some payment to Vendor $ 24,125


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